EXHIBIT 99.1

REVOCABLE PROXY—COMMUNITY BANCORP INC.

SPECIAL MEETING OF SHAREHOLDERS—                , 2004

The undersigned shareholder(s) of Community Bancorp Inc. (the “Company”) hereby appoints, constitutes and nominates Mark N. Baker, Robert H.S. Kirkpatrick and Philip D. Oberhansley, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of the Company which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held at                             ,                     ,                 , California on                             ,                     , 2004 at                  local time, and any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

1.	Approval of Amendment to Stock Option Plan. To approve an amendment to the Company’s 2003 Stock Option Plan to increase the number of shares of Company common stock allocated to such Plan from 125,000 to 625,000 shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Other Business. To transact such other business as may properly come before the Meeting and any adjournment or adjournments thereof.

The Board of Directors recommends a vote FOR the foregoing proposal. If any other business is properly presented at the Special Meeting, this Proxy shall be voted in accordance with the judgment of the proxy holders. This Proxy is solicited on behalf of the Board of Directors and may be revoked prior to its use.

Date:

Signature(s)

Number of Shares

I (We) will ☐ will not ☐ attend the Special Meeting in person

NOTE: Please sign your full name. Joint owners should each sign.

When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.